Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

API Technologies Corp.:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of API Technologies Corp. for the registration of 6,194,513 shares of its common stock and to the incorporation by reference therein of our report dated August 10, 2010, relating to the consolidated financial statements of API Technologies Corp. as of and for the year ended May 31, 2010 included in its Form 10-KT for the six month transition period ended November 30, 2011 as filed with the Securities and Exchange Commission on February 9, 2012 and its Annual Report (Form 10-K) for the year ended May 31, 2011 as filed with the Securities and Exchange Commission on August 26, 2011.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New Brunswick, New Jersey

May 4, 2012